Exhibit 10.9

FIRST AMENDMENT
TO
ADVISORY AGREEMENT

THIS FIRST AMENDMENT TO ADVISORY AGREEMENT (the “Amendment”) is made this 5th day of October, 2002 by and between G REIT, Inc., a Virginia corporation (the “Company”), and Triple Net Properties, LLC, a Virginia limited liability company (the “Advisor”).

WHEREAS, the Company and the Advisor entered into an Advisory Agreement for the provision of certain management and advisory services by the Advisor to the Company dated July 22, 2002 (the “Agreement”); and

WHEREAS, the Company and the Advisor desire to revise and amend certain of the provisions of the Agreement;

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Agreement is hereby amended as follows:

AGREEMENT

A.	Amendments. The Agreement is hereby amended as follows:

1.	Section 14 of the Agreement is deleted in its entirety and replaced with the following:

14.	Reimbursement by Advisor.

The parties acknowledge that pursuant to the “Statement of Policy Regarding Real Estate Investment Trusts,” as revised and adopted by the North American Securities Administrators Association on September 29, 1993, Total Operating Expenses of the Company shall be deemed to be excessive if in any Fiscal Year they exceed the greater of (a) 2% of the Company’s Average Invested Assets for such Fiscal Year; or (b) 25% of the Net Income for such Fiscal Year. The Independent Directors shall have the fiduciary responsibility of limiting such expenses to amounts that do not exceed such limitations. Within 60 days after the end of any fiscal quarter of the Company for which Total Operating Expenses (for the 12 months then ended) exceed 2% of the Average Invested Assets or 25% of Net Income, whichever is greater, the Company shall send to the Shareholders written notice of such fact together with the determination of the Independent Directors as to whether such higher operating expenses were justified and if so justified, an explanation of the facts the Independent Director considered in arriving at that conclusion also shall be included. If the Independent Directors determine that such excess expenses are not justified, then the Advisor shall reimburse the Company the amount by which the aggregate expenses incurred by the Company exceed the limitations described above at the end of the Fiscal Year; provided, however, that the Company may instead permit such reimbursements to be effected by a reduction in the amount of the next payments of compensation under Section 9 if approved by a majority of the Independent Directors on an occurrence by occurrence basis.

2.	Section 23(a) of the Agreement is deleted in its entirety and replaced with the following:

23.	Liability and Indemnification.

(a)    The Company shall, to the fullest extent permitted by Virginia statutory or decisional law, as amended or interpreted, indemnify and pay or reimburse reasonable expenses to the Advisor and its Affiliates, provided that: (i) the Advisor or other party seeking indemnification has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interest of the Company; (ii) the Advisor or other person seeking indemnification was acting on behalf of or performing services on the part of the Company; (iii) such liability or loss was not the result of negligence or misconduct on the part of the indemnified party; and (iv) such indemnification or agreement to be held harmless is recoverable only out of the net assets of the Company and not from the Shareholders.

B.     Ratification of the Agreement.    Except as modified by this Amendment, the Agreement is ratified and reaffirmed in its entirety.

WITNESS the following signatures:

G REIT, Inc.

By: _____________________________________

Title: ____________________________________

TRIPLE NET PROPERTIES, LLC

By: _____________________________________

Title: ____________________________________

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